Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 and the related Prospectus of United Development Funding Income Fund V for the registration of 50,657,895 common shares of beneficial interest and to the incorporation by reference therein of our report dated March 31, 2015, with respect to the consolidated financial statements of United Development Funding Income Fund V as of December 31, 2014 and 2013 and for the year ended December 31, 2014 and the period from October 1, 2013 (Inception) through December 31, 2013, included in United Development Funding Income Fund V’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2015.

Dallas, Texas
April 21, 2015